Exhibit 21.1
Subsidiaries of Voyager Technologies, Inc.

Legal Name	Jurisdiction of Formation
Altius Space Machines, Inc.	Colorado
DreamUp PBC	Delaware
LeoCloud, Inc.	Virginia
Nanoracks Space Outpost Europe, S.r.l.	Italy
Nanoracks UK	United Kingdom
Nanoracks, LLC	Nevada
Optical Physics Company, Inc.	Nevada
Pioneer Invention, LLC	Colorado
Space Micro, Inc.	Delaware
Starlab Space, LLC	Delaware
The Launch Company, LLC	Alaska
Valley Tech Systems, Inc.	California
Voyager Space IP Holdings, LLC	Delaware
Voyager Space IPX, LLC	Delaware
Voyager Space Science Park, LLC	Ohio
Voyager Space Services, LLC	Delaware
Voyager Space Exploration, LLC	Delaware
Voyager Ventures, LLC	Delaware
Voyager Workforce, LLC	Delaware
XO Airlock, LLC	Delaware
XO Markets Holdings, Inc.	Delaware
ZIN Aerospace, Inc.	Delaware
ZIN Technologies, Inc.	Delaware